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                                                                  Exhibit 2.2

                                ESCROW AGREEMENT

PARTIES:

         INVISION TECHNOLOGIES, INC., a Delaware corporation  (Parent)

         INVISION ACQUISITION CORP., a Delaware corporation, (Merger Sub)

         ANDREW NOWAK, ALA BAZZAZ, JEFFREY FRANKLIN and KERRY WILSON, (each, a Shareholder and collectively the Shareholders)

         GREATER BAY TRUST COMPANY (Escrow Agent)

RECITALS:

         A. This Agreement is being executed pursuant to an Agreement and Plan of Merger and Reorganization dated February 23, 2000 (the Merger Agreement), providing for the acquisition by Parent of Inovec, Inc. (Inovec), pursuant to a merger of Merger Sub and Inovec (the Merger). Section 1.7 of the Merger Agreement provides for the payment of certain Earn-Out Payments (as such term is defined in the Merger Agreement) to the Shareholders in the amounts as calculated in the Merger Agreement.

         B. Shareholders have agreed to indemnify Parent under certain circumstances as described in Section 9 of the Merger Agreement. Parent has certain rights to offset amounts due from the Shareholders under the Merger Agreement against the Earn-Out Payments.

         C. In connection with the Merger, each of the Shareholders, except Andrew Nowak, is entering into an Employment Agreement (collectively, the Employment Agreements) with Parent and Merger Sub. The Employment Agreements provide for the payment by a Shareholder to Parent of certain liquidated damages equal to the amount of installments of the Earn-Out Payments not yet paid upon termination of a Shareholder's employment for Cause (as defined in the Employment Agreements) or by a Shareholder's voluntary termination.

         D. The parties desire to establish and maintain an escrow fund (the Escrow Fund) to fund the payment of any amounts which may become due pursuant to the Employment Agreement or the Merger Agreement.

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AGREEMENTS:

         1. DEPOSIT OF FUNDS. On the date Parent is required to deliver each installment of the Earn-Out Payments (each, an Installment Delivery Date), Parent shall deliver that number of shares of Parent Stock issuable, registered in the names of the Shareholders as set forth on the attached EXHIBIT A, and that amount of cash payable in that installment of the Earn-Out Payments, to the Escrow Agent as the Escrow Fund. The Escrow Agent will hold the Escrow Fund in escrow upon the terms and conditions set forth in this Agreement.

         2. PLEDGE OF PARENT STOCK. Each Shareholder pledges for the benefit of Parent, and grants Parent a security interest in, the Parent Stock deposited upon each installment. Each Shareholder has delivered to the Escrow Agent stock powers endorsed in blank, which may be used with respect to the Parent Stock registered in that Shareholder's name prior to disbursement of that installment of Parent Stock to the Shareholder.

         3. PURPOSE OF THE ESCROW FUND. The purpose of the Escrow Fund is (a) to provide funds for payment of liquidated damages, if any, which may become due under the Employment Agreements upon termination of a Shareholder's employment for Cause or a Shareholder's voluntary termination; and (b) to provide funds to offset any amounts which may become due from the Shareholders pursuant to their indemnification obligations under the Merger Agreement.

         4. DISBURSEMENT OF ESCROW FUND. Each Shareholder, or such Shareholder's estate, if applicable, shall be entitled to receive his portion of the most recent installment of the Earn-Out Payments, as determined in accordance with EXHIBIT A (each, a Pro Rata Installment Payment), if (a) such Shareholder (other than Andrew Nowak) is employed by Merger Sub on the Installment Delivery Date, or if Shareholder was not employed by Merger Sub on the Installment Delivery Date for any reason other than Shareholder's voluntary termination or termination by Merger Sub for Cause and (b) there are no amounts payable to Parent from the Shareholders pursuant to the Shareholders' indemnification obligations under the Merger Agreement. The Escrow Agent shall disburse the Escrow Fund after each installment of the Earn-Out Payments is made, as follows:

              4.1.     INDEMNIFICATION CLAIM.

              4.1.1.   Parent may assert a claim for indemnification under
Section 9 of the Merger Agreement in accordance with Section 9.6 of the Merger Agreement (Indemnification Claim) by promptly giving written notice of such claim (an Indemnification Notice), including a copy of such claim and/or process and all legal pleadings in connection therewith, to the Shareholders' Agent, as defined in Section 10.1 of the Merger Agreement, and to the Escrow Agent. Each Indemnification Notice shall state the amount of the claim and liabilities for which indemnity is sought (the Claimed Indemnification Amount) and the basis for such claim. Parent shall assert any such Indemnification Claim promptly following the discovery of the facts giving rise to such claim and in no event more than 60 days after such discovery. If the Escrow Agent does not receive an Indemnification Notice or a Termination Notice (as defined in Section 4.2.1 of this Agreement) within five business days

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after an Installment Delivery Date, the Escrow Agent shall disburse the entire Escrow Fund by delivering to each Shareholder his Pro Rata Installment Payment.

              4.1.2. If Parent delivers an Indemnification Notice in accordance with Section 4.1.1 of this Agreement, the Escrow Agent shall retain that portion of the Escrow Fund equal to the Claimed Indemnification Amount and disburse the balance of the Escrow Fund, if any, to the Shareholders (subject to any additional holdbacks required by Section 4.2 hereof). The Shareholders' Agent shall have 30 days after the date of receipt of the Indemnification Notice to deliver to Parent a written response (the Response Notice), with a copy to the Escrow Agent, in which the Shareholders' Agent shall do one of the following:

              (a) agree to the payment in full of the Claimed Indemnification Amount and request that the Escrow Agent disburse to Parent the Claimed Indemnification Amount;

              (b) agree to the payment of a portion of the Claimed Indemnification Amount (the Satisfaction Amount) and request that the Escrow Agent disburse to Parent that portion of the Claimed Indemnification Amount equal to the Satisfaction Amount; or

              (c) contest the Indemnification Claim. The Shareholders' Agent may only contest an Indemnification Claim based upon a good faith belief that all or such portion of the Claimed Indemnification Amount does not constitute claims for which Parent is entitled to indemnification under section 9.2 of the Merger Agreement.

              4.1.3. If no Response Notice is delivered by the Shareholders' Agent within such 30 day period, then the Shareholders' Agent shall be deemed to have agreed that the full Claimed Indemnification Amount is due and payable. Escrow Agent may then disburse the Claimed Indemnification Amount to Parent. In the case of 4.1.2 (b), if the Escrow Agent does not receive a written notice from Parent within five business days of Escrow Agent's receipt of the Response Notice (a Response Denial Notice), Parent shall be deemed to have agreed to accept the Satisfaction Amount in full satisfaction of the Indemnification Claim and shall be deemed to have waived all further claims related to such Indemnification Claim. The Escrow Agent shall disburse the Satisfaction Amount to Parent and the balance of the Claimed Indemnification Amount to the Shareholders within five business days thereafter. If Parent delivers a Response Denial Notice within the time period provided, or if the Shareholders' Agent delivers the Response Notice described in 4.1.2 (c), the parties shall be subject to the provisions of Section 4.3 below.

              4.2.    EMPLOYMENT AGREEMENT CLAIM.

              4.2.1. Parent shall have five business days after each Installment Delivery Date to deliver a written notice to the Escrow Agent (Termination Notice), with a copy to Escrow

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Agent, that a Shareholder or Shareholders is not entitled to disbursement of his Pro Rata Installment Payment due to his voluntary termination of employment or termination for Cause, naming the Shareholder(s) (each, a Terminated Shareholder), the amount in dispute (the Termination Amount) and the basis for such claim. If, within five business days after each Installment Delivery Date, the Escrow Agent has not received a Termination Notice or an Indemnification Notice from Parent, the Escrow Agent shall disburse the entire Escrow Fund by delivering to each Shareholder his Pro Rata Installment Payment.

              4.2.2. If Parent delivers a Termination Notice in accordance with Section 4.2.1. above, the Escrow Agent shall retain the Termination Amount and disburse the balance of the Escrow Fund to the Shareholders not named in the Termination Notice (subject to any additional holdbacks required under Section
4.1 hereof). If the Terminated Shareholder(s) do not deliver a written objection (Objection) to the Escrow Agent, with a copy to Parent, within ten business days from the date of the Terminated Shareholder's receipt of a Notice, the Escrow Agent shall deliver the Disputed Amount to Parent within five business days thereafter.

              4.3. DISPUTE RESOLUTION. If a Terminated Shareholder delivers an Objection, Parent delivers a Response Denial Notice, or Shareholders' Agent delivers a Response Notice contesting the Indemnification Claim (each a Dispute Notice), the parties shall have 30 days from the date of the addressee's receipt of such Dispute Notice to resolve the dispute. Upon resolution, the parties shall deliver to the Escrow Agent further instructions signed by Parent, Merger Sub and the Shareholders' Agent (in the case of an Indemnification Claim) or the Terminated Shareholder(s) (in the case of a Termination Claim), which instructions shall be binding on all parties. If the parties are unable to reach such resolution within 30 days, Parent, in the case of an Indemnification Claim, or the Terminated Shareholder(s), in the case of a Termination Claim, shall have an additional 30 days to commence legal proceedings and deliver written notice regarding such commencement to the Escrow Agent. If legal proceedings are commenced, the Escrow Agent shall retain the Claimed Indemnification Amount or the Termination Amount, as applicable, until final adjudication of the dispute by a court of competent jurisdiction or receipt of further written instructions signed by all parties. The Escrow Agent shall disburse the Escrow Fund within five business days of notification of such final adjudication or instructions. If legal proceedings are not commenced within the required time frame, Parent shall be deemed to have agreed that the Shareholders are not liable for the Claimed Indemnification Amount and to have waived all claims related to such Indemnification Claim or the Terminated Shareholder(s) shall be deemed to have agreed to Parent's claim to the Termination Amount and to have waived all claims related thereto. Accordingly, within five business days thereafter, the Escrow Agent shall disburse the Claimed Indemnification Amount to the Shareholders and/or the Termination Amount to Parent.

    5. TERM. This Agreement shall continue in effect until disbursement by Escrow Agent, in accordance with the terms of this Agreement, of the final installment of the Earn-Out Payments payable pursuant to Section 1.7 of the Merger Agreement.

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    6.      CONCERNING THE ESCROW AGENT.

            6.1. The Escrow Agent may resign at any time by giving notice to Parent and Shareholders specifying a date when the resignation shall take effect. Upon such notice, a successor Escrow Agent shall be appointed with the unanimous consent of Parent and the Shareholder Agent. If Parent and the Shareholder Agent are unable to agree upon a successor Escrow Agent within 30 days after such notice, the Escrow Agent shall be entitled to appoint its successor. The Escrow Agent shall continue to serve until its successor accepts the appointment and receives the Escrow Fund. Parent and the Shareholder Agent shall have the right at any time, upon their mutual consent, to substitute a new Escrow Agent by giving notice to the Escrow Agent then acting.

            6.2. The Escrow Agent shall perform those duties specifically set forth in this Agreement and may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties authorized to do so. The Escrow Agent shall have no responsibility for the contents of any writing contemplated in this Agreement and may rely on its contents without any liability.

            6.3. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized by this Agreement or within the rights or powers conferred upon it under this Agreement, or for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and shall not be liable for any mistake or fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or negligence.

            6.4. Each party shall indemnify the Escrow Agent and hold it harmless from and against all liabilities incurred by the Escrow Agent under this Agreement as a consequence of that party's action, and the parties shall jointly indemnify the Escrow Agent and hold it harmless from and against all liabilities incurred by the Escrow Agent under this Agreement that are not a consequence of any party's action, except in either case for liabilities incurred by the Escrow Agent resulting from its own willful misconduct or negligence.

    7. FEES OF ESCROW AGENT. All fees, if any, of the Escrow Agent for service under this Agreement shall be shared equally among Parent and the Shareholders.

    8.      MISCELLANEOUS PROVISIONS.

            8.1. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified; or (b) three days after deposit in the U.S. mail, by registered or certified mail, postage prepaid, return receipt requested; in either case addressed to the party to be notified at the address indicated below, or at such other address as that party may indicate by 10 days' advance written notice to the other party:

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         To Shareholders:  Andrew Nowak
                           13383 Streamside Court
                           Lake Oswego, Oregon 97035

                           Ala Bazzaz
                           2660 Bowmont Drive
                           Eugene, OR  97405

                           Jeffrey Franklin
                           P.O. Box 396
                           Junction City, OR  97448

                           Kerry Wilson
                           30494 Butte Creek Road
                           Lebanon, OR  97355

         To Parent:        InVision Technologies, Inc.
                           7151 Gateway Boulevard
                           Newark, CA 94560
                           Attn: Chief Financial Officer

         To Escrow Agent:  Greater Bay Trust Company
                           400 Emerson Street, PO Box 1740
                           Palo Alto, CA 94301

            8.2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

            8.3. ATTORNEYS' FEES. In the event suit or action is commenced by any party to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees at trial and on any appeal, in addition to the costs and disbursements allowed by law.

            8.4. CUMULATIVE RIGHTS. The rights, powers and remedies of the parties under this Agreement shall be in addition to all rights, powers and remedies given to the parties by virtue of any statute or rule of law, or any other agreement, all of which shall be cumulative and may be exercised concurrently. Nothing herein shall be construed to require a party to pursue or exhaust its remedies under this Escrow Agreement as a condition to or concurrently with the pursuit of any other rights, powers or remedies enjoyed by a party by virtue of any statute or rule of law. Except as specifically set forth herein, the rights, powers and remedies arising hereunder shall not be deemed sole or exclusive.

            8.5. WAIVER. Except as specifically set forth herein, any waiver, forbearance, failure or delay by a party in exercising, or the exercise or beginning of exercise by a party of, any

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right, power or remedy, simultaneous or later, shall not preclude the further, simultaneous or later exercise, and every right, power or remedy of a party shall continue in full force and effect until it is specifically waived in a writing executed by a party.

            8.6. ENTIRE AGREEMENT. This Agreement and the exhibits referred to in this Agreement embody the parties' entire agreement and understanding with respect to the transactions contemplated by this Agreement and supersede all prior agreements and understandings, written or oral, relating to matters provided for in this Agreement.

            8.7. COUNTERPARTS; EXECUTION BY FACSIMILE. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original and all of which together constitute one and the same agreement. Delivery of an executed copy of this Agreement by telecopy, telex or other means of electronic communication producing a printed copy will be deemed to be an execution and delivery of this Agreement on the date of such communication by the parties so delivering such a copy. The party so delivering such a copy via electronic communication shall deliver an executed original of this Agreement to the other parties within one week of the date of delivery of the copy sent via electronic communication.

            8.8. TIME OF ESSENCE. Time is of the essence with respect to all date and time periods set forth or referred to in this Agreement.

            8.9. VALUE OF PARENT STOCK. For purposes of calculating the number of shares to be disbursed to satisfy claims of Parent hereunder, the Parent Stock shall be deemed to have a value per share equal to the greater of the price per share of such Parent Stock as determined in accordance with
Section 1.6(d) of the Merger Agreement on the Share Price Calculation Date with respect to the original issuance of such share or the weighted average closing market price per share of the Parent Stock on the NASDAQ National Market for the ten trading days prior to the date of transfer to Parent.

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            8.10.  GOVERNING LAW. This Agreement shall be construed in accordance with and governed in all respects by, the intended laws of the State of California (without giving effect to principles of conflicts of laws).

         DATED:  February 23, 2000.

                                  INVISION TECHNOLOGIES, INC.

                                  By: /s/ Sergio Magistri
                                     -------------------------------------
                                       Name: Sergio Magistri
                                       Title: CEO

                                  INVISION ACQUISITION CORP.

                                  By: /s/ Sergio Magistri
                                     -------------------------------------
                                       Name: Sergio Magistri
                                       Title:

                                  /s/ Andrew Nowak
                                  ----------------------------------------
                                  Andrew Nowak

                                  /s/ Ala Bazzaz
                                  ----------------------------------------
                                  Ala Bazzaz

                                  /s/ Jeffrey Franklin
                                  ----------------------------------------
                                  Jeffrey Franklin

                                  /s/ Kerry Wilson
                                  ----------------------------------------
                                  Kerry Wilson


                                  GREATER BAY TRUST COMPANY

                                  By:  /s/ Anna Paiva
                                     -------------------------------------
                                       Name:  Anna Paiva
                                       Title: Assistant Vice President and Trust
                                              Officer

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